EXHIBIT 10.12
THIS AMENDED AND RESTATED AND CONSOLIDATED SECURED CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY SECURITIES LAW OF ANY STATE OF THE UNITED STATES. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.
AMENDED AND RESTATED AND CONSOLIDATED
SECURED CONVERTIBLE PROMISSORY NOTE

$330,629.00	Dallas, Texas	January 31, 2006
FOR VALUE RECEIVED, the undersigned, Immediatek, Inc., a Nevada corporation (“Borrower”), promises to pay to the order of Gary Blum (“Lender”), the sum of Three Hundred Thirty Thousand Six Hundred Twenty-Nine and No/100 Dollars ($330,629.00), with interest from the date of advancement on the unpaid balance hereof from time to time remaining unpaid at a rate of 10% per annum, in (i) lawful money of the United States of America or (ii) shares of common stock of the Borrower, as provided herein, both principal and interest being payable at the address designated in Section 15 below or at such other place as Lender may, from time to time, designate in writing. All interest under this Amended and Restated and Consolidated Secured Promissory Note (this “Note”) shall be computed on the basis of the actual number of days elapsed over an assumed year consisting of three hundred sixty-five (365) days.
The principal of this Note shall mature and be due and payable on the earlier of (i) June 30, 2006 and (ii) the closing date of the transaction evidenced by that certain Securities Purchase Agreement, dated as of January 24, 2006, by and among Borrower, Radical Holdings LP and the other parties thereto (as amended, modified and supplemented from time to time, “Purchase Agreement”). All accrued and unpaid interest shall be payable upon the maturity of the principal of this Note.
All past due principal and accrued interest on this Note shall bear interest from maturity until paid at the highest (non-usurious) rate for which Borrower may legally contract under applicable law. All payments on past due principal and accrued interest hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment. As used herein, the term

“Holder” shall initially mean Lender, and shall subsequently mean each person or entity to which this Note is duly assigned.
16. Conversion. Prior to the closing of transaction evidenced the Purchase Agreement, the Conversion Amount (as defined below) shall be converted into shares of Common Stock, $0.001 par value, of Borrower (the “Common Stock”). The number of shares issuable to Holder upon conversion of the Conversion Amount into Common Stock shall be determined by dividing the Conversion Amount by the Conversion Price Per Share (as defined below). At the time the Conversion Amount is converted into Common Stock, the rights of Holder with respect to Conversion Amount shall cease and Holder shall be deemed to have become the record holder of the Common Stock issuable thereby. The Borrower covenants with Holder that it will at all times reserve and keep available out of its authorized Common Stock and solely for the purpose of conversion as provided herein, and conditionally allot to Holder, such number of shares of Common Stock as shall then be issuable upon the conversion of the Conversion Amount. The Borrower covenants with Holder that all shares of Common Stock which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.
     1.3 Definitions. Unless otherwise specified, for purposes hereof, the following terms shall have the following meanings:
          1.3.1 Conversion Amount” means $300,500 aggregate principal amount outstanding under this Note.
          1.3.2 “Conversion Price Per Share” means a price per share of Common Stock equal to $0.125, subject to adjustment as set forth in Section 1.2 hereof.
          1.3.3 “Business Day” means any day other than a Saturday, Sunday or a national or state bank holiday in the State of Texas.
     1.2 Conversion Adjustments. This Note is subject to the following further provisions:
          1.2.1 Recapitalization, Reclassification and Succession. If any recapitalization of Borrower or reclassification of the Common Stock or any merger or consolidation of Borrower into or with a corporation or other business entity, or the sale or transfer of all or substantially all of Borrower’s assets or of any successor corporation’s assets to any other corporation or business entity (any such corporation or other business entity being included within the meaning of the term “successor corporation”) shall be effected, at any time while this Note remains outstanding, then, as a condition of such recapitalization, reclassification, merger, consolidation, sale or transfer, lawful and adequate provision shall be made whereby Holder thereafter shall have the right to receive upon the conversion of the Conversion Amount as provided herein and in lieu of the shares of Common Stock immediately theretofore issuable upon the conversion of the Conversion Amount, such shares of capital stock, securities or other property as may be issued or payable with respect to, or in exchange for, a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon the conversion of the Conversion Amount immediately prior to such recapitalization, reclassification, merger, consolidation, sale or transfer, and in each such case, the terms of this Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of the Conversion Amount after such consummation.
          1.2.2 Subdivision or Combination of Shares of the Common Stock. If Borrower, at any time while this Note remains outstanding, shall subdivide or combine the Common Stock, the number of shares of Common Stock issuable upon conversion of the Conversion Amount and the Conversion Price Per Share shall be proportionately adjusted.
          1.2.3 Stock Dividends and Distributions. If Borrower, at any time while this Note remains outstanding, shall issue or pay the holders of the Common Stock a stock dividend, then (i) the Conversion Price Per Share shall be adjusted in accordance with Section 1.2.4, and (ii) the number of shares of Common Stock issuable upon conversion of the Conversion Amount shall be adjusted to the number of shares of Common Stock that the Holder would have owned immediately following such action had the Conversion Amount been converted immediately prior thereto.
     If Borrower shall at any time after the date of issuance of this Note distribute to all holders of the Common Stock any shares of capital stock of Borrower (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings or current year’s or prior year’s earnings of Borrower) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in the immediately preceding paragraph) (any of the foregoing being hereinafter in this paragraph called the “Securities”), then, in each such case, Borrower shall reserve shares or other units of such securities for distribution to the Holder upon conversion of the Conversion Amount so that, in addition to the shares of the Common Stock to which Holder is entitled upon conversion of the Conversion Amount, Holder will receive upon the conversion of the Conversion Amount the amount and kind of such Securities that Holder would have received if Holder had, immediately prior to the record date for the distribution of the Securities, converted the Conversion Amount.
          1.2.4 Conversion Price Per Share Adjustment. Whenever the number of shares of Common Stock issuable upon conversion of the Conversion Amount is adjusted, as herein provided, the Conversion Price Per Share shall be adjusted to that price determined by multiplying the Conversion Price Per Share immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Common Stock issuable upon conversion of the Conversion Amount immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock issuable upon conversion of the Conversion Amount immediately thereafter.

          1.2.5 Certain Shares Excluded. The number of shares of Common Stock outstanding at any given time for purposes of the adjustments set forth in this Section 1.2 shall exclude any shares then, directly or indirectly, held in the treasury of Borrower.
          1.2.6 Duration of Adjustment. Following each computation or readjustment as provided in this Section 1.2, the new adjusted Conversion Price Per Share and the number of shares of Common Stock issuable upon conversion of the Conversion Amount shall remain in effect until a further computation or readjustment thereof is required.
     1.3 Conversion Procedures.
          1.3.1 Two Business Days prior to the closing of the transaction evidenced by the Purchase Agreement (the “Conversion Date”), the Conversion Amount shall be automatically converted into such number of shares of the Common Stock equaling the quotient of (i) the Conversion Amount, and (ii) the Conversion Price Per Share.
          1.3.2 On the closing date of the transaction evidenced by the Purchase Agreement, the Holder shall surrender this Note at the principal office of the Borrower for cancellation in exchange for any remaining amounts due and payable hereunder.
          1.3.3 Within five Business Days of the surrender of this Note by Holder pursuant to Section 1.3.2, Borrower will deliver to Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Conversion Amount.
          1.3.4 On the Conversion Date, the rights of the Holder to receive payment of the Conversion Amount hereunder will cease and the person or persons in whose name or names any certificate or certificates evidencing the shares of Common Stock issuable upon the conversion of the Conversion Amount are to be issued will be deemed to have become the holder or holders of record of the shares represented thereby.
          1.3.5 The issuance of certificates evidencing the shares issuable upon conversion of the Conversion Amount will be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with such conversion and the related issuance of such shares.
          1.3.6 If any fractional interest in a share of Common Stock would, except for the provisions of this Section 1.3.6, be deliverable upon any conversion of the Conversion Amount pursuant to this Section 1, in lieu of delivering the fractional share therefor, the number of shares shall be rounded to the nearest whole number.
17. Guaranty; Security. The repayment of the indebtedness evidenced hereby shall be guaranteed by that certain Guaranty Agreement, dated as of November 29, 2004, executed by DiscLive, Inc., a Delaware corporation and wholly-owned subsidiary of Borrower (“Guarantor”). The repayment of the indebtedness evidenced hereby shall be secured by that certain Collateral Assignment and Security Agreement, dated as of November 29, 2004, executed by Guarantor and Lender (the “Security Agreement”).
18. Optional Prepayment. This Note may be prepaid by Borrower in whole or in part without the consent of the Lender and without prepayment penalty of any kind.
19. Default; Remedies. For the purposes of this Note, an Event of Default (herein so called) shall have occurred if (i) Borrower or Guarantor shall fail to pay, when due, any principal of, or interest on, this Note, and such failure shall continue for a period of 30 days after Lender shall have given Borrower and Guarantor written notice of such failure, (ii) Borrower shall have failed to perform any covenant or other obligation contained herein, or Guarantor shall have failed to perform any covenant or other obligation contained in the Security Agreement, and such failure shall continue for a period of 30 days after Lender shall have given Borrower and Guarantor written notice of such failure, (iii) Borrower or Guarantor shall commence a voluntary case or other proceeding seeking liquidation or reorganization with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, and such case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive days; or (iv) an involuntary case or other proceeding shall be commenced against Borrower or Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar now or hereafter in effect or seeking the appointment of a trustee, liquidator, receiver, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.
     If Borrower or Guarantor fails or refuses to pay any part of the principal of, or interest upon, this Note as the same becomes due, or upon the occurrence of an Event of Default hereunder, then in any such event the Holder hereof may, at its option (i) declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable without notice, (ii) reduce any claim to judgment, (iii) foreclose any liens or security interest securing all or any part hereof, and/or (iv) demand, pursue and enforce any of Lender’s rights and remedies, pursuant to any applicable law or agreement. Each right and remedy available to Lender shall be cumulative of and in addition to each other such right and remedy. No delay on the part of Lender in the exercise of any right or remedy available to Lender shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude other or further exercise thereof or exercise of any other such right or remedy.
20. Representations and Warranties of Borrower. Borrower represents and warrants that Borrower has authority and has obtained all approvals and consents necessary to enter into this Note and Borrower’s execution, delivery, and performance of this Note will not violate or conflict with the terms of Borrower’s Articles of Incorporation.

21. Representations and Warranties of Lender.
     6.1 Suitability. Lender hereby represents and warrants to Borrower that it is an “accredited investor,” as such term is defined in Regulation D promulgated by the Securities and Exchange Commission, and that Lender’s financial condition is such that it is able to bear the economic risk of its investment in the Note. Lender hereby represents and warrants to Borrower that it has such knowledge and experience in financial and business matters as is necessary to make an investment in the Note.
     6.2 Purchase for Own Account. Lender hereby represents and warrants to Borrower that this Note is being acquired by Lender for investment purposes only and not with a view to the distribution of all or any part thereof. Lender has no present intention of selling, transferring, disposing or granting any participation in this Note and is not a party to any contract, agreement or understanding that would result in any such sale, transfer or disposition of all or any portion of this Note.
22. No Waiver; Cumulative Rights. No delay on the part of the Holder in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.
23. Waiver. Borrower waives demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agrees to all extensions and partial payments, before or after maturity, without prejudice to the Holder hereof.
24. Collection Costs. In the event that, upon an Event of Default, any amount under this Note is collected in whole or in part through suit, arbitration or mediation, then, and in any such case, there shall be added to the unpaid principal balance hereof all costs of collection, (including, but not limited to, reasonable attorneys’ fees and expenses) whether or not suit is filed.
25. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law principles. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the parties irrevocably agree that exclusive venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas, and the parties waive any claim that such forum is inappropriate or inconvenient.
26. Headings. The headings of the sections of this Note are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.
27. Usury. All agreements between Borrower and Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or otherwise in an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to the Holder hereof, under any specific contingency, exceeds the highest lawful rate, Borrower and the Holder hereof shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section 12 shall control and supersede every other conflicting provision of all agreements between Borrower and the Holder hereof.
28. Successors and Assigns. All of the stipulations, promises and agreements in this Note made by or on behalf of Borrower shall bind the successors and assigns of Borrower, whether so expressed or not, and inure to the benefit of the successors and assigns of Borrower and Lender. Any assignee of Borrower or Lender shall agree in writing prior to the effectiveness of such assignment to be bound by the provisions hereof. The Lender, from time to time, also may sell to one or more financial institutions, institutional investors or other persons a participation interest in all or any undivided portion of the rights, powers, privileges, remedies and interests of the Lender under this Note.
29. Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
30. Notices. All notices and other communications hereunder shall be in writing or by telecopy, and shall be deemed to have been duly made when delivered in person or sent by telecopy, same day or overnight courier, or 72 hours after having been deposited in the United States registered or certified mail return receipt requested, postage prepaid, to a party at the address set forth below (which may be changed in accordance with these notice procedures):

If to Lender:
Name: Gary Blum
Address: 3104 Oak Lane
Dallas, Texas 75226
Fax number: (214) 426-5238
If to Borrower:
Immediatek, Inc.
10488 Brockwood Road
Dallas, Texas 75238
Fax Number: (214) 722-0818
Attention: Zach Bair, Chief Executive Officer
16. Consolidated Note. This Note shall serve to consolidate and amend and restate in their entirety the following:
     16.1 Secured Convertible Promissory Note made by Borrower to Lender in the sum of $160,000.00, dated November 29, 2004;
     16.2 A note made by Borrower to Lender in the sum of $140,500.00, dated October 28, 2005; and
     16.3 Advances made to Borrower by Lender in the sum of $30,129 from October 17, 2005 to January 20, 2006.
This Note supersedes and replaces in all respects the obligations identified in Sections 16.1, 16.2 and 16.3 hereof.
     THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER CONCERNING THE MATTERS HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL OR WRITTEN AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated and Consolidated Secured Convertible Promissory Note on and as of the date first set forth above.

BORROWER:

IMMEDIATEK, INC.

By:	/s/ Zach Bair

Name: Zach Bair
Title: Chief Executive Officer

LENDER:

Gary Blum

/s/ Gary Blum

Gary Blum, Individually